Exhibit 99

News Release
October 26, 2009
For Release:	Immediately
Contact:	Investors:	Stacey A. Renner, (845) 486-5730
News Media	Denise D. VanBuren, (845) 471-8323

CH Energy Group Announces Third-Quarter Results

(Poughkeepsie, NY)  CH Energy Group, Inc. (NYSE: CHG) posted earnings of 34 cents per share during the third quarter of 2009, 16 cents higher than those of the same period last year. Year-to-date earnings for 2009 totaled $1.71, 20 cents higher than the same nine months of 2008.

“After two years of declining profitability at Central Hudson Gas & Electric, our largest subsidiary, we have begun to see a welcome recovery of our earnings to a level that should allow us to attract the investment capital needed to meet the needs of our utility customers,” said Chairman, President and Chief Executive Officer Steven V. Lant.

“New electric and natural gas delivery rates and the Revenue Decoupling Mechanisms (RDMs) that took effect July 1, 2009, were essential in helping us to better recover rising operating expenses and achieve a higher level of shareholder return,” he said. Lant explained that the RDMs “allow us to more fully recover our costs and to actively promote conservation and energy efficiency without sacrificing financial stability.

“Customers who take advantage of opportunities to save energy will see the full benefit of their reduced consumption in both the delivery and supply portions of their bills.  We’re now offering a number of programs that actively promote energy efficiency, and additional opportunities are available through programs administered by the New York State Energy Research and Development Authority (NYSERDA),” he added.

Earnings by business unit were as follows:

Central Hudson Gas & Electric Corporation

Third-quarter earnings at Central Hudson were 55 cents per share, up 18 cents from the third quarter of 2008, when the utility was operating under a rate agreement based on a revenue forecast that did not allow adequate recovery of the increasing costs of providing service. Lant said the positive effect on year-to-date earnings of the rate orders that took effect July 1, 2009, and July 1, 2008, as well as lower storm restoration expenses, was largely offset by higher expenses and lower sales. Year-to-date, the utility has posted $1.39 in earnings per share, an improvement of 4 cents over the same period last year.

“There were several significant earnings pressures on the utility during the third quarter, including rising uncollectible accounts and increased taxes and depreciation,” Lant said. “While the rates that took effect July 1 have helped to restore our revenues to more satisfactory levels, on-going and increasing cost pressures must be addressed through our current rate case request.” That filing, made on July 31, 2009, and expected to take effect by July 1, 2010, would increase average residential bills by 3.7 percent for electric and 3.5 percent for natural gas customers, if approved as requested.

Griffith Energy Services

Griffith posted a loss of 22 cents for the quarter, results that were 6 cents better than the third quarter of 2008 and largely attributable to strong operational oversight and cost containment.  “Due to the seasonal nature of Griffith’s fuel delivery business, a loss in the third quarter is entirely expected. What is more important to focus on is the strong performance by this business unit year to date: 28 cents in earnings, as compared to a loss of 8 cents at this same time last year. Higher margins, colder winter weather and cost management all were important positive factors, which more than offset the effects of customer conservation. These earnings represent this unit’s best performance yet and demonstrate its successful management under difficult business conditions,” Lant said.

Other Businesses and Investments

Other business units posted 1 cent in earnings per share, down from 9 cents during the third quarter one year ago. Higher income taxes and interest expense contributed to the decline. Year to date, this segment has posted 4 cents in earnings, down 20 cents from the same period one year ago. “These results were largely driven by the impact of an extended maintenance outage at the Lyonsdale biomass plant, a reserve recorded in the first quarter related to a potential ethanol project and increased interest expense,” explained Lant.

About CH Energy Group, Inc.

CH Energy Group, Inc. is a family of companies seizing new opportunities in the energy marketplace through two primary subsidiaries: Central Hudson Gas & Electric Corporation is a regulated transmission and distribution utility serving approximately 300,000 electric and about 74,000 natural gas customers in eight counties of New York State’s Mid-Hudson River Valley, and delivering natural gas and electricity in a 2,600-square-mile service territory that extends north from the suburbs of metropolitan New York City to the Capital District at Albany.  Central Hudson Enterprises Corporation, a non-regulated subsidiary, is the umbrella for a family of energy-related companies and investments focused primarily on fuel distribution and renewable energy.  Griffith Energy Service’s fuel distribution business supplies energy products and services to approximately 108,000 customers in 10 states, stretching from Rhode Island to the Washington, D.C. area.  CHEC also has interests in a Lexington, Neb., ethanol plant and several renewable energy projects in the Northeast.

Earnings Results Conference Call
Mr. Lant will conduct a conference call with investors to review financial results today at 2:00 p.m. Eastern Time. The dial-in number for the call is 1-800-230-1074, and the conference name is “CH Energy Group.” The call will also be Webcast live in listen-only mode, and can be accessed in the Investor Relations section of CH Energy Group's website at www.CHEnergyGroup.com. A digitized replay of the call will be available from 4:30 p.m. Eastern Time on October 26, 2009, until 11:59 p.m. on November 2, 2009, by dialing 1-800-475-6701 and entering access code number 118289. The Webcast will also be available for replay for approximately 30 days.

Forward-Looking Statements –
Statements included in this News Release and any documents incorporated by reference which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Exchange Act.  Forward-looking statements may be identified by words including “anticipates,” “intends,” “estimates,” “believes,” “projects,” “expects,” “plans,” “assumes,” “seeks,” and similar expressions.  Forward-looking statements including, without limitation, those relating to CH Energy Group and its subsidiaries' future business prospects, revenues, proceeds, working capital, liquidity, income, and margins, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors, including those identified from time-to-time in the forward-looking statements.  Those factors include, but are not limited to: weather; fuel prices; corn and ethanol prices; plant capacity factors; energy supply and demand; interest rates; potential future acquisitions; developments in the legislative, regulatory, and competitive environment; market risks; electric and natural gas industry restructuring and cost recovery; the ability to obtain adequate and timely rate relief; changes in fuel supply or costs including future market prices for energy, capacity, and ancillary services; the success of strategies to satisfy electricity, natural gas, fuel oil, and propane requirements; the outcome of pending litigation and certain environmental matters, particularly the status of inactive hazardous waste disposal sites and waste site remediation requirements; and certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism. CH Energy Group and its subsidiaries undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.   Given these uncertainties, undue reliance should not be placed on the forward-looking statements.

CH ENERGY GROUP, INC.
EARNINGS PER  SHARE BY SEGMENT

The chart below presents the change in earnings of CH Energy Group’s business units in terms of earnings for each share of CH Energy Group’s Common Stock.  Management believes this presentation is useful because these business units are each wholly owned by CH Energy Group.

Consolidated CH Energy Group	Three Months Ended September 30,		Nine Months Ended September 30,
	2009 ¹	2008 ¹	2009 ¹	2008 ¹

Central Hudson - Electric	$0.62	$0.49	$1.12	$1.11
Central Hudson - Natural Gas	$(0.07)	$(0.12)	$0.27	$0.24

Griffith	$(0.22)	$(0.28)	$0.28	$(0.08)

Other Businesses and Investments	$0.01	$0.09	$0.04	$0.24

Earnings per Share (basic)	$0.34	$0.18	$1.71	$1.51

Earnings per Share (diluted)	$0.34	$0.18	$1.70	$1.51

¹ Unaudited

The information above is considered a non-GAAP financial measure.  This information is not an alternative to earnings per share determined on a consolidated basis, which is the most directly comparable GAAP measure.  A reconciliation of each business unit's earnings per share to CH Energy Group's earnings per share, determined on a consolidated basis, is included in the table above.

CH ENERGY GROUP, INC.
CONSOLIDATED BALANCE SHEET

	September 30, 2009 ¹	December 31, 2008 ²
ASSETS	(Thousands of Dollars)

UTILITY PLANT
Utility plant	$1,314,919	$1,262,071
Less: Accumulated depreciation	373,693	369,925

	941,226	892,146
Construction work in progress	62,957	53,778

Net Utility Plant	1,004,183	945,924

OTHER PROPERTY AND PLANT - NET	38,138	32,426

CURRENT ASSETS
Cash and cash equivalents	52,217	19,825
Accounts receivable - net	85,145	131,727
Fuel, materials and supplies	31,233	36,585
Regulatory assets	64,057	60,502
Special deposits and prepayments	20,815	21,344
Accumulated deferred income tax	7,486	7,498
Other	17,774	20,571

	278,727	298,052

DEFERRED CHARGES AND OTHER ASSETS	428,443	453,781

TOTAL	$1,749,491	$1,730,183

CAPITALIZATION and LIABILITIES

CAPITALIZATION
Common Equity ³	$525,395	$523,534
Non-controlling interest	1,520	1,448
Preferred Stock of subsidiary	21,027	21,027
Long-term debt	463,897	413,894

	1,011,839	959,903

CURRENT LIABILITIES
Current maturities of long-term debt	24,000	20,000
Notes payable	17,000	35,500
Accounts payable	34,025	52,824
Dividends payable	8,777	8,765
Customer advances and deposits	41,183	38,887
Regulatory liabilities	24,064	4,275
Fair value of derivative instruments	12,887	15,759
Accrued income taxes	9,070	441
Other	47,954	55,085

	218,960	231,536

DEFERRED CREDITS AND OTHER LIABILITIES	346,561	384,641

ACCUMULATED DEFERRED INCOME TAX	172,131	154,103

TOTAL	$1,749,491	$1,730,183

¹	Unaudited

²	Subject to explanations contained in the Annual Report on Form 10-K of the Company to the SEC for the Year ended December 31, 2008.

³	Shares outstanding at September 30, 2009 = 15,790,431. Shares outstanding at December 31, 2008 = 15,783,083.

CH ENERGY GROUP, INC
CONSOLIDATED STATEMENT OF INCOME

	(Unaudited)		(Unaudited)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2009	2008	2009	2008
	(Thousands of Dollars)
Operating Revenues
Electric	138,685	$179,001	$404,035	$468,659
Natural gas	16,243	21,773	137,422	142,267
Competitive business subsidiaries:
Petroleum Products	47,244	88,618	218,273	379,653
Other	11,473	11,395	32,618	33,653
Total Operating Revenues	213,645	300,787	792,348	1,024,232

Operating Expenses
Operation:
Purchased electricity and fuel used in electric generation	61,379	116,900	205,014	291,675
Purchased natural gas	5,798	13,405	89,924	98,008
Purchased petroleum	40,258	82,002	167,198	334,982
Other expenses of operation - regulated activities	50,311	39,247	141,022	123,414
Other expenses of operation - comp bus subs	19,118	20,508	63,748	65,716
Depreciation and amortization	10,277	9,713	30,561	28,722
Taxes, other than income tax	10,228	9,634	29,966	28,425
Total Operating Expenses	197,369	291,409	727,433	970,942

Operating Income	16,276	9,378	64,915	53,290

Other Income and Deductions
Income from unconsolidated affiliates	(75)	123	2	459
Interest on regulatory assets and investment income	1,218	1,339	4,684	4,404
Reserve for note receivable	0	0	(1,299)	0
Other - net	(1,384)	(41)	(3,744)	(159)
Total Other Income and Deductions	(241)	1,421	(357)	4,704

Interest Charges
Interest on long term debt	5,355	4,926	15,229	15,064
Interest on regulatory liabilities and other interest	1,758	1,658	4,677	4,558
Allowance for borrowed funds used during construction	(47)	(173)	(102)	(442)
Total Interest Charges	7,066	6,411	19,804	19,180

Income before income taxes, non-controlling interest and preferred dividends of subsidiary	8,969	4,388	44,754	38,814

Income taxes	3,327	1,193	17,152	14,102

Net (Loss) Income	5,642	3,195	27,602	24,712

Net (loss) Income attributable to noncontrolling interest:
Non-controlling interest in subsidiary	48	68	(141)	129
Dividends declared on cumulative Preferred Stock of Central Hudson	242	242	727	727

Net (loss) income attributable to CH Energy Group	5,352	2,885	27,016	23,856

Dividends declared on Common Stock	8,535	8,523	25,585	25,564

Change in Retained Earnings	$(3,183)	$(5,638)	$1,431	$(1,708)

Average number of common stock shares outstanding
Basic	15,776	15,771	15,774	15,767
Diluted	15,854	15,819	15,851	15,815

Amounts attributable to CH Energy Group, Inc common shareholders
Earnings per share -Basic:	$0.34	$0.18	$1.71	$1.51
Earnings per share -Diluted:	$0.34	$0.18	$1.70	$1.51

Dividends Declared Per Share	$0.54	$0.54	$1.62	$1.62